AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT made as of July 29, 2008 by and between NEXXNOW, INC., a New York corporation with offices at 37 Hamburg Street, East Aurora, NY 14052 (the “Corporation”), and Paul Riley, residing at 89 Hanson Street, Toronto, ON, M4C5P3 (“Riley”).

WHEREAS, Riley serves as President of the Corporation pursuant to an employment agreement dated April 25, 2008 (the “April 25 Agreement”); and

WHEREAS, the parties wish to replace the April 25 Agreement with this amended and restated executive employment agreement.

NOW, THEREFORE, it is agreed:

1.          Termination of April 25 Agreement.  The April 25 Agreement is hereby terminated and shall have no further force or effect.  All of the rights and obligations of the parties that arose under the April 25 Agreement are hereby replaced by the rights and obligations arising hereunder.

2.          Title; Capacities.

(a)         The Corporation hereby employs Riley as Chief Executive Officer and Member of the Board of Directors.  Riley shall perform executive functions as shall be assigned to him by the Corporation’s Board of Directors.

(b)         Riley agrees that for a 3 year term (the “Term”) he will devote substantially all of his business time, labor, skill, attention and best ability to the performance of his duties under this Agreement.   Riley agrees to abide by such reasonable rules, regulations, personnel practices and policies of the Corporation, and any changes therein, which may be reasonably adopted from time to time by the Corporation and delivered in writing to Riley.

(c)         Riley agrees to perform the following specific duties in addition to any functions assigned to him by the Corporation’s Board of Directors; construction and mailing of a monthly shareholder letter, conduct an “open” monthly conference call, attend “market-related” functions twice per month, prepare and present a written report to the Corporation’s Board of Directors by the 5th day of each month.  The written report to the Corporation’s Board of Directors will be based on the previous month’s progress to include but is not limited to client status, sales progress, financial progress with regard to revenue and profitability, current or upcoming regulatory filings, benchmark attainment and future production expectations and commitments as well as any other business related developments that may be requested by the Board of Directors.

3.         Compensation.

(a)        Salary.   Upon the receipt of $1,000,000 of additional paid in capital prior to January 1, 2009 the Corporation will pay Riley as follows:
i) a salary at the rate of Ten Thousand Dollars ($10,000) per month during his first year of employment;  ii) a salary at a rate of Twelve Thousand Five Hundred Dollars ($12,500) per month during his second year of employment; and iii) a salary of  Sixteen Thousand Six Hundred Dollars ($16,600) per month during his third year of employment.

Salary shall be payable on the days when the salaries of other Corporation employees are paid.  In the event of non-payment company agrees to accrue balance in the form of a note payable to Riley.   Further, Riley shall be paid Forty Thousand Dollars ($40,000) immediately upon the Corporation having acquired at least One Million Dollars ($1, 000,000) of paid in capital.

(b)        Bonus.  On April 1st of 2009 and each year of the agreement thereafter Riley will be entitled to a bonus equal to 15-50% of his past year salary earned.  Amount of bonus to be determined by the Board of Directors and payable in cash or S-8 registered shares at the company’s option.

(c)        Benefits.  Riley shall be entitled to participate in such benefit programs as the Corporation makes available for executive employees in general.  Specifics at this point are:
(i)	Monthly car allowance of $500.00
(ii)	Annual Vacation – 2 weeks year 1, 3 weeks years 2 and 3

(d)        Reimbursement of Business Expenses.  Riley shall be entitled to reimbursement of all reasonable business expenses actually incurred by  Riley in the discharge of  Riley’s duties hereunder, including expenses for entertainment, travel, employee training and similar items, upon submission of the related invoice or other sufficient documentation.

(e)        Stock.
(i)           (425,000) shares of the Corporation’s common stock shall be issued to Riley upon each anniversary date of the execution of this Agreement if Riley remains employed by the Corporation on said anniversary date.

(ii)          Upon the execution of this Agreement, Two Hundred Fifty Thousand (250,000) shares of the Corporation’s common stock shall be issued to Riley.  Said shares shall be in compensation for all services of Riley to the Corporation prior to the date of this Agreement, and Riley irrevocably waives all claims for compensation with respect to any period prior to the date hereof, whether arising under the April 25 Agreement or otherwise.

                        (iii)         1,000,000 shares upon the Corporations receipt of an additional $1,000,000 of paid in capital, if received prior to January 1, 2009.

4.         Term and Termination.

(a)        The “Term” of this Agreement and of Riley's employment hereunder shall commence on the date of the Agreement and shall terminate on April 30, 2011, unless earlier terminated pursuant to §5(b) hereunder.

(b)        Prior to April 30, 2011, Riley's employment hereunder may be terminated as follows:
(i)           by Riley, at will;

(ii)          by the Corporation for Cause. As used herein, the term “Cause” shall mean only the following:  (A) conviction during the Term of a crime involving moral turpitude, (B) material, willful or gross misconduct by  Riley in the performance of his duties hereunder, or (C) the failure by  Riley to perform or observe any substantial lawful obligation of such employment that is not remedied within fifteen (15) days after the receipt of written notice thereof from the Board of Directors (provided such neglect or failure is unrelated to disability),

(iii)         by the Corporation, upon the death or disability of  Riley.  “Disability” shall mean Riley's inability to perform Riley’s normal employment functions due to any medically determinable physical or mental disability, which can last or has lasted three months or is expected to result in death.

(c)        Termination of Riley’s employment, when permitted hereunder, may be effectuated by delivery of written notice to Riley, stating the grounds for termination.  Such notice shall be effective upon receipt.

(d)        The inability of Riley to perform or advance the company’s interests at a level defined in this Agreement.

(e)        Upon termination of Riley’s employment for any reason prior to April 30, 2011, Riley is restricted from selling any NexxNow shares for a period of 180 days from the date of termination.

(f)         For a period of one year following the date of termination the Corporation reserves and Riley grants the right of the Corporation to use Riley’s likeness in or on any collateral material that may have been published prior to termination.

5.         Covenant of Non-Competition.  In consideration of the undertakings by the Corporation herein, Riley covenants for the benefit of the Corporation and the shareholders thereof as follows:

(a)        The “Restricted Period” for purposes of this Covenant shall commence on the date of this Agreement and shall continue for a period ending on the date which is six months after the date on which Riley ceases to be employed by the Corporation.

(b)        During the Restricted Period  Riley shall not, directly or indirectly, as an employee, consultant or principal, through equity ownership or otherwise, for himself or for any other person, engage in, or assist any other person to engage in, any Competitive Activities.  For purposes hereof, “Competitive Activities” shall mean the following:

(i)	Providing products or services to any individual or entity that is competitive with the company’s offerings;

(ii)
Directly or indirectly soliciting, diverting, taking away or attempting to solicit, divert, or take away any business opportunities which became available to the Corporation or any of its subsidiaries or affiliated entities during the Term of this Agreement;

(iii)
Providing products or services to any individual or entity to whom the Corporation sold products or services or contracted to sell products or services during the last six months of  Riley’s employment with the Corporation; or

(iv)
Hiring, offering to hire, enticing away or in any manner persuading or attempting to persuade any person affiliated (as employee or as independent contractor) with the Corporation or any affiliate or subsidiary of the Corporation to discontinue his relationship with such company, or to become employed by any other entity.

6.         Inventions.  Any and all inventions, discoveries, developments and innovations conceived by Riley during the Term of this Agreement shall be the exclusive property of the Corporation; and Riley hereby assigns all right, title, and interest in the same to the Corporation.  Any and all inventions, discoveries, developments and innovations conceived by Riley prior to the term of this Agreement and utilized by him in rendering duties to the Corporation are hereby licensed to the Corporation for use in its operations and for an infinite duration.  This license may be assigned by the Corporation to a wholly-owned subsidiary of the Corporation.

7.         Assignment.  The Corporation and Riley acknowledge that the relationship established hereby is unique and personal and that neither the Corporation nor Riley may assign or delegate any of their respective rights and/or obligations hereunder without the prior written consent of the other party except as follows:

In the event of a future disposition of (or including) the properties and business of the Corporation substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Corporation shall be obligated to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation, and such acquiring or surviving corporation shall assume in writing all of the obligations of the Corporation hereunder; provided, however, that the Corporation (in the event and so long as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of an unjustified failure of the acquiring corporation to perform its obligations under this Agreement.

8. Indemnification.  The Corporation shall indemnify Riley to the fullest extent authorized by the Business Corporation Law of the State of New York against claims or liability arising from his service on behalf of the Corporation.

9.  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEXXNOW, INC.

By:	/s/ Sterling Shepperd
Sterling Shepperd, Secretary

By:	/s/ Paul Riley
Paul Riley, CEO